EX 99.28(d)(7)(vi)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

And AQR Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (“Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of July, 2013, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A of the Agreement.

Whereas, the Sub-Adviser has agreed to replace Goldman Sachs Asset Management, L.P. as sub-adviser for the JNL/Goldman Sachs U.S. Equity Flex Fund of the Trust, which will subsequently be renamed the JNL/AQR Large Cap Relaxed Constraint Equity Fund.

Whereas, pursuant to this sub-adviser replacement, the Adviser and the Sub-Adviser, have agreed to add certain representations to the Agreement and to amend Schedule A and Schedule B of the Agreement to add the JNL/AQR Large Cap Relaxed Constraint Equity Fund (the “Fund”), effective April 24, 2017.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	The following shall be, and is hereby inserted at the end of Section 13 of the Agreement entitled “Acknowledgements of Adviser”:

c)	the Adviser is:

i.
registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA),

ii.	is excluded or exempt from such registration requirements and has made all required filings relating thereto, or

iii.
is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (a) of this section.

d)	the Adviser will provide Sub-Adviser reasonable advance notification (in no event less than 30 days) of any decision to:

i.
register and operate as a commodity pool operator on behalf of the Fund, if the Adviser had previously claimed an exclusion or exemption from registration as a commodity pool operator on behalf of the Fund, or

ii.	operate the Fund under an exclusion or exemption from registration with the CFTC, if the Adviser had registered as a commodity pool operator on behalf of the Fund.

2.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 24, 2017, attached hereto.

3.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 24, 2017, attached hereto.

4.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective April 24, 2017.

Jackson National Asset Management, LLC		AQR Capital Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Nicole DonVito
Name:	Mark D. Nerud	Name:	Nicole DonVito
Title:	President and CEO	Title:	Senior Counsel & Head of
Registered Products

Schedule A
Dated April 24, 2017

Funds
JNL/AQR Managed Futures Strategy Fund
JNL/AQR Large Cap Relaxed Constraint Equity Fund

A-1

Schedule B
Dated April 24, 2017
(Compensation)

JNL/AQR Managed Futures Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $500 million	0.65%
$500 to $700 million	0.55%
Amounts over $700 million	0.50%

JNL/AQR Large Cap Relaxed Constraint Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $250 million	0.40%
Amounts over $250 million	0.35%

B-1